FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2024 Board Election

PITTSBURGH, Nov. 15, 2024 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of its 2024 election. Two incumbent member directors were reelected in Pennsylvania, and two incumbent independent directors were reelected. The reelected directors will begin their four-year terms on Jan. 1, 2025.

Incumbent Directors Reelected

The reelected incumbent member directors for Pennsylvania are Brendan J. McGill, President and Chief Executive Officer, Harleysville Bank and Harleysville Financial Corporation and James V. Dionise, Director, NexTier Bank. The reelected incumbent independent directors are Romulo L. Diaz, Jr. and Dr. Howard B. Slaughter, Jr. who are both Public Interest Directors.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors

In addition to the elected directors listed above, FHLBank Pittsburgh’s Board of Directors for 2025 also includes: Barbara Adams, Thomas Bailey, Nathaniel S. Bonnell, Glenn R. Brooks, Angel Helm, Thomas A. Hendry, Louise M. Herrle, Blanche L. Jackson, Sheryl Jordan, Joseph W. Major, Thomas H. Murphy, and Jeane M. Vidoni. For more information about the Bank’s directors, visit www.fhlb-pgh.com/leadership.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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